Exhibit 5.1

Opinion of Donald E. Miller
General Counsel

August 5, 2002

The Fairchild Corporation
45025 Aviation Drive, Suite 400
Dulles, VA 20166-7516

Ladies and Gentlemen:

         I am the General Counsel of The Fairchild Corporation, a Delaware corporation (the "Company"). I am familiar with the Registration Statement on Form S-8 (the "S-8 Registration Statement") being filed by the Company with the Securities and Exchange Commission (the "SEC"), for the purpose of registering up to 500,000 shares (the "Shares") of Class A Common Stock, $.10 par value to be acquired by the Trustee (as defined in the Savings Plan for Employees of The Fairchild Corporation, the "Plan") through open market purchases, private transactions or directly from the Company or its affiliates, pursuant to the Plan for the account of the Plan's participants.

         In connection with this opinion, I have (i) investigated such questions of law; (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company; (iii) examined such certificates of public officials, officers or other representatives of the Company, and other persons, and such other documents, and
(iv) reviewed such information from officers and representatives of the Company and others as I have deemed necessary or appropriate for the purposes of this opinion.

         In all such examinations, I have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified copies of all copies submitted to me as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, I have relied upon, and assumed the accuracy of, representations and warranties contained in documents and certificates and oral or written statements and other information of or from public officials, officers or other representatives of the Company, and other persons.

         Based upon the foregoing, and subject to the limitations set forth herein, I am of the opinion that the Shares to be registered pursuant to the S-8 Registration Statement, when acquired by the Trustee pursuant to the Plan for the account of Plan participants, will be validly issued, fully paid and non-assessable.

         The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (the "GCLD") and the applicable provisions of the Delaware Constitution, in each case as currently in effect, and reported judicial decisions interpreting the GCLD and the Delaware Constitution. I assume no obligation to supplement this letter if any applicable laws change after the date hereof or if I become aware of any facts that might change the opinion expressed herein after the date hereof.

         The opinion expressed herein is solely for your benefit and may not be relied upon in any manner or for any purpose by any other person and may not be quoted in whole or in part without my prior written consent.

         I hereby consent to the filing of this opinion as an Exhibit to the S-8 Registration Statement relating to the registration of the Shares. In giving such consent, I do not hereby admit that I am in the category of such persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                                     Very truly yours,


                                                     /s/ Donald E. Miller
                                                     --------------------
                                                     Donald E. Miller
                                                     General Counsel